FOR IMMEDIATE RELEASE

Texen Oil and Gas Completes Gohlke Workover Phase One

Houston, Texas, December 16, 2004, - Texen Oil and Gas, Inc. (OTC BB: TXEO) is pleased to advise that the Company has completed Phase One of the Helen Gohlke Field workover and maintenance program. The Company leases approximately 6,000 acres of crude oil and natural gas producing properties in the Helen Gohlke field and intends to focus its immediate efforts on stimulation of production and assessment of reserves in this mature field.

The Phase One program has included a review of all shut-in well bores on the Charles Kuester lease. The Company reactivated six wells and has contracted for the spudding of a new well on the lease. The Company has also identified behind pipe pay opportunities in several wells on the lease, and has successfully recompleted the first of these wells.

Phase two involves the Company assessing available technology for the analysis of mature fields with an intention to deploy such technology in the assessment of current and prospective oil and gas properties. The Company has commenced a review of its asset mix and is consulting with advisors with the intention of defining the focus of the Company relative to resource sector and field characteristics.

About Texen Oil and Gas, Inc.

Texen Oil and Gas, Inc. is a Houston based oil and gas exploration and development (E&D) company. The company leases approximately 6,000 acres of crude oil and natural gas producing properties in Victoria, DeWitt and Waller Counties, Texas. Texen Oil and Gas is focused on acquiring, developing and producing proven, developed and underdeveloped reserves, which offer long-term value for the company. The Company trades under the stock symbol TXEO on the OTC bulletin board. For additional information, please visit our web site at: www.texenoilandgas.com.

Contact Information:

Corporate Offices:	Investor Relations:
Tel: 1-713-782-5758	Jim Elbert
Fax: 1-713-782-1173	888-388-8989

Forward-Looking Statements: This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.